Exhibit 99.1

ConocoPhillips Announces Third-Quarter 2021 Financial and Operational Results

HOUSTON--(BUSINESS WIRE)--November 2, 2021--ConocoPhillips (NYSE: COP) today reported third-quarter 2021 earnings of $2.4 billion, or $1.78 per share, compared with a third-quarter 2020 loss of $0.5 billion, or ($0.42) per share. Excluding special items, third-quarter 2021 adjusted earnings were $2.4 billion, or $1.77 per share, compared with a third-quarter 2020 adjusted loss of $0.3 billion, or ($0.31) per share. Special items for the current quarter included a contingent payment from Cenovus associated with the 2017 Canadian disposition and a non-cash impairment credit, partially offset by a loss on asset sales and transaction and restructuring expenses.

“This third quarter was very significant for ConocoPhillips,” said Ryan Lance, chairman and chief executive officer. “While we benefited from the constructive price environment, the quarter’s important feature was that our underlying performance achieved our ‘new’ baseline for ConocoPhillips post-Concho. The previously announced operating cost synergies have now been delivered, we continue successfully executing our core programs across every part of the business and our returns on and of capital remain peer-leading. This positive performance momentum established an exceptional platform for the pending acquisition of Shell’s Permian properties that we announced in the quarter and expect to close in the fourth quarter. This transaction will spur another phase of positive performance as we head into 2022 and further strengthen our ability to deliver our distinctive triple mandate: meet future energy demand with the lowest cost of supply production through the energy transition, deliver competitive returns and meet our net zero ambition on operational emissions. These objectives, in addition to our well-established capital allocation priorities, ideally position us to remain a sector leader in any environment.”

Third-Quarter Highlights & Recent Announcements

  Delivered strong operational performance across the company’s asset base, including successful planned maintenance turnarounds, resulting in third-quarter production of 1,507 MBOED, excluding Libya.
  Cash provided by operating activities was $4.8 billion. Excluding working capital, cash from operations (CFO) of $4.1 billion exceeded capital expenditures and investments of $1.3 billion, generating free cash flow (FCF) of $2.8 billion. CFO was reduced by approximately $0.2 billion due to non-recurring impacts further explained in the Third-Quarter Review section below.
  Distributed a total of $4.0 billion to shareholders year to date, comprised of $2.2 billion in share repurchases and $1.8 billion in dividends as part of the company’s plan to return approximately $6 billion to shareholders during 2021.
  Increased the quarterly dividend by 7% to 46 cents per share.
  Ended the quarter with combined cash, cash equivalents and restricted cash of $10.2 billion and short-term investments of $0.7 billion, totaling $10.9 billion in ending cash and short-term investments.
  As part of a commitment to ESG excellence, announced an improvement to the company’s Scope 1 and 2 greenhouse gas emissions-intensity reduction targets from a 2016 baseline to 40-50% on a net equity and gross operated basis by 2030, from the previous target of 35-45% on only a gross operated basis.
  Announced highly accretive pending acquisition of Shell Enterprises LLC’s (Shell) complementary Delaware Basin position in the Permian for $9.5 billion in cash, before customary closing adjustments.
  Generated approximately $0.2 billion in disposition proceeds from Lower 48 non-core asset sales as part of the company’s targeted dispositions. Production from the disposed assets averaged approximately 15 MBOED in the first nine months of 2021.

Third-Quarter Review

Production excluding Libya for the third quarter of 2021 was 1,507 thousand barrels of oil equivalent per day (MBOED), an increase of 441 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions as well as impacts from the 2020 curtailment program, third-quarter 2021 production increased 26 MBOED or 2% from the same period a year ago. This increase was primarily due to new production from the Lower 48 and other development programs across the portfolio, partially offset by normal field decline. Production from Libya averaged 37 MBOED.

In the Lower 48, production averaged 790 MBOED, including 445 MBOED from the Permian, 217 MBOED from the Eagle Ford and 95 MBOED from the Bakken. Lower 48 development progressed as planned and the quarter ended with 15 drilling rigs and seven frac crews at work. In Alaska, drilling continued at GMT2 with first oil on track for the fourth quarter of 2021. Turnarounds were successfully completed during the quarter in Alaska and the Asia Pacific region.

Earnings and adjusted earnings increased from third-quarter 2020 due to higher realized prices and volumes, partially offset by higher operating costs associated with the higher volumes. The company’s total average realized price was $56.92 per BOE, 84% higher than the $30.94 per BOE realized in the third quarter of 2020, as our production remains unhedged and thus realizes the benefit of higher marker prices.

For the quarter, cash provided by operating activities was $4.8 billion. Excluding working capital, ConocoPhillips generated CFO of $4.1 billion. CFO was reduced by approximately $0.2 billion due to expected payment timing of a previously announced dispute settlement, which was offset in operating working capital, and a discretionary pension plan contribution during the period. The company also funded $1.3 billion of capital expenditures and investments, repurchased $1.2 billion of shares, paid $0.6 billion in dividends and made a $0.5 billion deposit under terms of the Shell Permian acquisition agreement. In addition, the company reported $1.5 billion in net sales of investments in financial instruments and generated $0.6 billion in disposition proceeds.

Nine-Month Review

ConocoPhillips’ nine-month 2021 earnings were $5.5 billion, or $4.09 per share, compared with a nine-month 2020 loss of $1.9 billion, or ($1.79) per share. Nine-month 2021 adjusted earnings were $5.0 billion, or $3.75 per share, compared with a nine-month 2020 adjusted earnings loss of $0.8 billion, or ($0.78) per share.

Production excluding Libya for the nine months of 2021 was 1,514 MBOED, an increase of 406 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions, as well as impacts from the 2020 curtailment program and 2021 Winter Storm Uri, production increased 17 MBOED or 1% from the same period a year ago. This increase was primarily due to new production from the Lower 48 and other development programs across the portfolio, partially offset by normal field decline. Production from Libya averaged 39 MBOED.

The company’s total realized price during this period was $50.92 per BOE, 60% higher than the $31.76 per BOE realized in the first nine months of 2020, as our production remains unhedged and thus realizes the benefit of higher marker prices.

In the first nine months of 2021, cash provided by operating activities was $11.1 billion. Excluding a $0.9 billion change in working capital, ConocoPhillips generated CFO of $10.2 billion. CFO was reduced by approximately $1.1 billion due to transaction and restructuring expenses and realized losses on the commodity hedging portfolio acquired from Concho. The company funded $3.8 billion of capital expenditures and investments, repurchased $2.2 billion of shares, paid $1.8 billion in dividends and reported $2.8 billion in net sales of investments in financial instruments. In addition, the company generated $0.8 billion in disposition proceeds.

Outlook

Fourth-quarter 2021 production is expected to be 1.53 to 1.57 MMBOED, excluding Libya as well as impacts from the pending Shell Permian acquisition.

This guidance includes the impact of planned conversion of the significant majority of previously acquired Concho two-stream contracted volumes to a three-stream (crude oil, natural gas and natural gas liquids) reporting basis as Concho volumes are integrated into the company’s commercial activities. The conversion to three-stream reporting is neutral to earnings. Effective in the fourth quarter, this conversion is expected to add production of approximately 40 MBOED and increase both revenue and operating costs by roughly $70 million.

The company updated its 2021 depreciation, depletion and amortization expense guidance to $7.1 billion versus the prior guidance of $7.4 billion, reflecting positive revisions to proved reserves as a result of higher commodity prices. The company’s other guidance items are unchanged.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor. A recording and transcript of the call will be posted afterward.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 14 countries, $87 billion of total assets, and approximately 9,900 employees at Sept. 30, 2021. Production excluding Libya averaged 1,514 MBOED for the nine months ended Sept. 30, 2021, and proved reserves were 4.5 BBOE as of Dec. 31, 2020. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete the acquisition of assets from Shell Enterprises LLC (the “Shell Acquisition”) or any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for the Shell Acquisition or any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions during or following the Shell Acquisition or any other announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Concho Resources Inc. (Concho); the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the assets from the Shell Acquisition or achieve the anticipated benefits from the transaction; the ability to successfully integrate the operations of Concho with our operations and achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Shell Acquisition or the Concho transaction; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, cash from operations (CFO) and free cash flow (FCF).

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis), operating costs and adjusted operating costs are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. The company believes FCF is useful to investors in understanding how existing cash from operations is utilized as a source for sustaining our current capital plan and future development growth. FCF is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Adjusted earnings is defined as net income (loss) attributable to ConocoPhillips adjusted for the impact of special items that do not directly relate to the company’s core business operations, or are of an unusual and non-recurring nature. Operating costs is defined by the company as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses. Adjusted operating costs is defined as the company’s operating costs further adjusted to exclude expenses that do not directly relate to the company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. CFO is defined as cash provided by operating activities, excluding the impact of changes in operating working capital. FCF is defined as CFO net of capital expenditures and investments. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term underlying production. Underlying production excludes Libya and reflects the impact of closed acquisitions and closed dispositions with an assumed close date of January 1, 2020. The company believes that underlying production is useful to investors to compare production excluding Libya and reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	3Q21				3Q20				2021 YTD				2020 YTD
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$2,379	1.78			(450)	(0.42)			5,452	4.09			(1,929)	(1.79)
Adjustments:
Impairments	(89)	21	(68)	(0.06)	-	-	-	-	(89)	21	(68)	(0.05)	556	(122)	434	0.40
(Gain) loss on CVE shares	(17)	-	(17)	(0.01)	162	-	162	0.14	(743)	-	(743)	(0.57)	1,302	-	1,302	1.20
Transaction and restructuring expenses	52	(25)	27	0.02	-	-	-	-	366	(78)	288	0.22	-	-	-	-
(Gain) loss on asset sales	47	(19)	28	0.02	-	-	-	-	(221)	3	(218)	(0.16)	(551)	(14)	(565)	(0.53)
Pension settlement expense	28	(5)	23	0.02	27	(6)	21	0.02	70	(14)	56	0.04	27	(6)	21	0.02
Net loss on accelerated settlement of Concho hedging program	-	-	-	-	-	-	-	-	132	(31)	101	0.08	-	-	-	-
Unrealized (gain) loss on FX derivative	-	-	-	-	8	(2)	6	0.01	12	(3)	9	0.01	(55)	11	(44)	(0.04)
Pending claims and settlements	-	-	-	-	(89)	19	(70)	(0.06)	48	(10)	38	0.03	(121)	19	(102)	(0.09)
Alberta tax credit	-	-	-	-	-	-	-	-	-	-	-	-	-	(48)	(48)	(0.04)
Deferred tax adjustments	-	-	-	-	-	-	-	-	-	75	75	0.06	-	92	92	0.09
Adjusted earnings / (loss)			$2,372	1.77			(331)	(0.31)			4,990	3.75			(839)	(0.78)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of reported production to pro forma underlying production
In MBOED, Except as Indicated

	3Q21	3Q20	2021 YTD	2020 YTD
Total Reported ConocoPhillips Production	1,544	1,067	1,553	1,112

Adjustments:
Libya	(37)	(1)	(39)	(4)
Total Production excluding Libya	1,507	1,066	1,514	1,108

Closed Dispositions[1]	(12)	(7)	(13)	(34)
Closed Acquisitions [2]	-	320	-	322
Total Pro Forma Underlying Production	1,495	1,379	1,501	1,396

Estimated Production Curtailments[3]	-	90	-	105
Estimated Downtime from Winter Storm Uri[4]	-	-	17	-
[1]	Includes production related to the completed Australia-West disposition and various Lower 48 dispositions.
[2]	Includes production related to the acquisition of Concho which closed on January 15, 2021. 2020 has been pro forma adjusted for the acquisition based on volumes publicly reported by Concho.
[3]	Estimated production impacts from price related curtailments, which are excluded from Total Production excluding Libya and Total Underlying Production.
[4]	Estimated production impacts from Winter Storm Uri, which are excluded from Total Production excluding Libya and Total Underlying Production.

ConocoPhillips
Table 3: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

	3Q21	2021 YTD
Net Cash Provided by Operating Activities	4,797	11,128

Adjustments:
Net operating working capital changes	702	898
Cash from operations	4,095	10,230

Capital expenditures and investments	1,302	3,767
Free Cash Flow	2,793	6,463

Contacts

Dennis Nuss (media)
281-293-1149
dennis.nuss@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com